Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES

$550 MILLION OFFERING OF SENIOR NOTES

DENVER — November 14, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE: KOG), today announced that, subject to market conditions, it intends to offer $550 million in aggregate principal amount of senior notes due 2019 in a private placement to eligible purchasers. The notes will be general unsecured obligations and guaranteed on a senior basis by the Company’s only existing subsidiary.

Kodiak intends to use the net proceeds of this offering together with other sources of liquidity (i) to finance the proposed acquisition of interests in approximately 50,000 net acres of oil and gas properties and related assets in the Williston Basin, North Dakota, (ii) to repay a portion of the outstanding debt under Kodiak’s first lien credit agreement, to repay all of the outstanding debt under its second lien credit agreement and to pay related fees, premiums and expenses, (iii) to fund capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota, and (iv) for general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers of the securities will be made only by means of a private offering circular.  The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect Kodiak’s operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.